FRANCISCO V. AGUILAR
Secretary of State

DEPUTY BAKKEDAHL
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/16/2024

Work Order Item Number:	W2024071600372-3806889
Filing Number:	20244186047
Filing Type:	Amended Certification of Stock Designation Before Issuance of Class/Series
Filing Date/Time:	7/15/2024 3:23:00 PM
Filing Page(s):	6

Indexed Entity Information:

Entity ID: E0165072009-8

Entity Name: PETVIVO HOLDINGS, INC.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

AMERICAN CORPORATE ENTERPRISES, INC.

123 WEST NYE LN STE 129, Carson City, NV 89706, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Filed in the Office of	Business Number E0165072009-8
FVAguilar	Filing Number 20244186047
Secretary of State State Of Nevada	Filed On 7/15/2024 3:23:00 PM
	Number of Pages 6

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☒ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: PetVivo Holdings, Inc. Entity or Nevada Business Identification Number (NVID): E0165072009-8
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 07/16/2024 Time: 9:00 am (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Preferred Stock
5. Amendment of class or series of stock:	☒ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* PETVIVO HOLDINGS, INC., a Nevada corporation (the "Company").... See attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 07/15/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

PETVIVO HOLDINGS, INC.

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Chapter 78 of the Nevada Revised Statutes

PETVIVO HOLDINGS, INC., a Nevada corporation (the "Company"), hereby certify that the following resolution was duly adopted effective July 12, 2024, by the Board of Directors of the Company (the "Board"), acting pursuant to the authority of the Board as rquired by NRS 78.315 of the Nevada Revised Statutes.

WHEREAS, the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), provides for a class of its authorized stock known as preferred stock, comprised of Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix the rights (including dividend, voting and conversion), preferences and designations of any wholly-unissued series of Preferred Stock and the number of shares constituting any such series;

WHEREAS, pursuant to this Authority, the Board has authorized, and in connection therewith has fixed the rights, preferences, restrictions and other matters relating to the Company's newly desgignated Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock"), consisting of Three Million Seven Hundred Fifty Thousand (3,750,000) shares, as evidenced by this Certificate of Designation of Rights and Preferences adopted in accordance with the laws of the State of Nevada on July 12, 2024 (the "Series A Convertible Preferred Stock Certificate of Designation" or "Certificate of Designation").

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Baord in acordance with the provisions of the Articles of Incorporation, the Board hereby authorizes the adoption of this Series A Convertible Preferred Sock Certificate of Designation as follows:

1. Designation and Amount. This series of Preferred Stock shall consist of Three Million Seven Hundred Fifty Thousand (3,750,000) Shares and shall be designated as, and is hereinafter referred to as "Series A Convertible Preferred Stock," with the rights, privileges and preferences specified herein.

2. Voting Rights.

2.1 General Voting Rights. Each holder of Series A Convertible Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock into which such holder's shares of Series A Convertible Preferred Stock are then convertible, as hereinafter provided. Except as otherwise provided below, or as otherwise required by law, the shares of Common Stock and the Series A Convertible Preferred Stock shall vote as a single class on all matters submitted to the

shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights shall be rounded to the nearest whole number (with one-half being rounded upward).

3. Conversion to Common Stock.

3.1 Optional Conversion. Each share of Series A Convertible Preferred Stock shall be convertible at any time at the option of a holder of Series A Convertible Preferred Stock thereof into shares of Common Stock of the Company in accordance with the provisions and subject to the adjustments provided for in Section 3.3 ("Stock Option"). In order to exercise the conversion privilege, a holder of Series A Convertible Preferred Stock ("Holder") shall provide written notice to the Company that the Holder elects to call and convert the shares and the holder shall surrender the certificate to the Company at its principal office, duly endorsed to the Company and accompanied by written notice to the Company that the Holder elects the Stock Option. The Series A Convertible Preferred Stock converted into the option elected by the Holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions and receipt of the written notice identifying the elected Stock Option, and at such time the rights of the Holder of such Series A Convertible Preferred Stock, as such Holder, shall cease and such Holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion when electing the Stock Option. As promptly as practicable on or after the conversion date, the Company shall issue and mail or deliver to such Holder a certificate or certificates for the number of Common Shares issuable upon conversion.

3.2 Automatic Conversion.

(a) The Series A Convertible Preferred Stock shall be automatically converted into shares of Common Stock, upon the one year aniversary of the issuance of the Series A Convertible Preferred Stock.

(b) Upon any automatic conversion of Series A Convertible Preferred Stock as provided in this Section 3.2, each Holder of the Series A Convertible Preferred Stock so converted shall immediately surrender such shares in exchange for appropriate stock certificates representing shares of Common Stock.

3.3 Conversion Price and Adjustment. The number of shares of Common Stock issuable in exchange for shares of Series A Convertible Preferred Stock held by Holder(s) upon either optional or automatic conversion shall be equal to the total number of Series A Convertible Preferred Stock multiplied by $0.40 divided by the Conversion Price (the "Conversion"). Subject to any adjustments set forth herein, the Conversion Price of any share of Series A Convertible Preferred Stock shall be the lesser of (i) $0.40 per share or (ii) the higher of (A) the purchase price per share of Common Stock sold by the Company in any equity offering occurring prior to the Conversion of the Series A Convertible Preferred Stock or (B) $0.25 per share. No adjustments shall be made to the Conversion Price for Excluded Issuances. The total number of shares of Common Stock granted upon Conversion shall be subject to adjustment from time to time as follows:

(a) Stock Dividends and Combinations. In case the Company shall at any time hereafter subdivide or split its outstanding Common Stock into a greater number of shares or declare any dividend payable in Common Stock or in other securities convertible into, or exercisable or exchangeable for, Common Stock, the Conversion in effect immediately prior to such subdivision, split or dividend shall be proportionately decreased, and conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(b) Changes in Common Stock. If the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in (a) above), each holder of Series A Convertible Preferred Stock shall, upon conversion of such stock, be entitled to receive, in lieu of the shares of Common Stock which the holder would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the Holder if it had exercised its right of conversion of the Series A Convertible Preferred Stock immediately before that change.

(c) Recapitalizations, Mergers or Sales of Assets. If at any time there shall be a capital reorganization of the capital stock (other than a subdivision, combination, reclassification or other event provided for elsewhere in this Section 3.3) or consolidation or merger of the Company with another Company, or the sale of all or substantially all of its assets to another Company, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such reorganization, reclassification, merger or sale, lawful provision shall be made so that each holder of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of such stock the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such reorganization, reclassification, merger or sale, to which a holder of the Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled to receive on such capital reorganization if the Series A Convertible Preferred Stock had been converted into Common Stock immediately before that capital reorganization, reclassification, merger or sale.

(d) Other Adjustments. If any event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series A Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

(e) No Adjustments. No adjustments will be made to the Conversion Price for (i) shares of Common Stock, options or warrants to purchases shares of the Common Stock or other securities issued or exchange for shares of Common Stock ("convertible securities") the in connection with a bona fide business acquisition by the Company which is approved by the Board of Directors, (ii) shares of the Company's Common Stock, options,

warrants or convertibles securities issued to employes, directors, consultants or advisors to the Company or any of its subsidiaries pursuant to the Company's stock option plans or other plan or agreements approved by the Board of Directors, (iii) shares of the Company's Commons Stock issued upon the exercise of outstanding options, warrants or convertible securities, (iv) shares of Common Stock, options, warrants or convertible securities issued to business partners, vendors, suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, and (v) shares of Common Stock, options, warrants, or convertible securities issued in connection with sponsored research, collaboration, technology licenses, development, marketing, or other similar agreements or strategic partnership approved by the Board of Directors (collectively, the "Excluded Issuances").

3.4 Notice of Changes in Conversion Price. Upon any adjustment of the Conversion Price, then and in each case the Company shall give written notice thereof by first-class mail, postage prepaid, addressed to the holders of the Series A Convertible Preferred Stock at the address of such holders as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion hereof, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.5 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in reasonable commercial efforts to obtain the requisite shareholder approval of any necessary amendment to the Company's Articles of Incorporation.

3.6 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional shares. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sure in cash equal to the fair market value of such fraction on the date of conversion (as determined by the Board of Directors in its sole discretion).

4. Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, Holders of the Series A Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Company, an amount equal to the original issuance price per share, as adjusted for any reasons set forth in this Certificate of

Designation (the "Liquidation Value"), plus all unpaid and accumulated dividends (if any), for each outstanding shares of Series A Convertible Preferred Stock, before any payment is made or assets distributed to the holders of the Common Stock. If, upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such assets shall be distributed ratably among the shares of the Series A Convertible Preferred Stock. The consolidation or merger of the Company, a transfer of all or substantially all of its assets for cash or securities or a share exchange will not be considered a liquidation dissolution or winding up of the Company.

5. Dividends. Non-cumulative dividends may be paid on the Series A Convertible Preferred Stock when, and if declared by the Board of Directors, in their sole discretion. If any non-cumulative dividends are declared on the Series A Convertible Preferrd Stock, it will be in amount determined by the Board and will be paid out of funds legally available for the payment of dividends.

6. Return of Status as Authorized Shares. Any shares of Series A Convertible Preferred Stock redeemed, converted or otherwise acquired by the Company shall be auotmaticaly returned to the status of autrhoized and unissued shares of Preferred Stock available for furture designation and issuance pursuant to the terms of the Articles of Incorporaiton.

7. No Other Rights or Privileges. Except as specifically set forth herien, the holders of the Series A Convertible Preferred Stock shall have no other rights, privileges or preferences with respect to the Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, PetVivo, Inc. has caused this certificate to be signed and attested by John Lai, its Chief Executive Officer, and Garry Lowenthal, its Chief Financial Officer, effective as of the 12[h] day of July, 2024.

PETVIVO HOLDINGS, INC.

By:____________________________
John Lai
Chief Executive Officer

ATTEST:

By:____________________________
Garry Lowenthal
Chief Financial Officer